EXHIBIT 10.4

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of March 30, 2021 (the “Execution Date”), is entered into by and between Marapharm Las Vegas LLC, a Nevada limited liability company with a place of business at 102-1561 Sutherland Ave., Kelowna, British Columbia, Canada V1Y 5Y7  (“Service Provider”), and Allied US Products, LLC, a Nevada limited liability company with a place of business at 201-1405 St Paul St., Kelowna, British Columbia V1Y 2E4 (“Customer” and together with Service Provider, the “Parties”, and each a “Party”).

WHEREAS, Service Provider possesses or is in the process of obtaining certain licenses and/or certificates issued by the State of Nevada Department of Taxation, or any predecessor or successor agency, permitting Service Provider to acquire, possess, cultivate, deliver, transfer, transport, supply, or sell cannabis and related supplies pursuant to the laws of the State of Nevada, under that certain (a) Nevada Recreational Cannabis Cultivation License (Certificate 70200059387532659302) and (b) Nevada Medical Cannabis Cultivation License (Certificate 32556765306693946119) issued by the Nevada Department of Taxation (the “Licenses”);

WHEREAS, Customer is a research and development company, focused on creating and providing targeted cannabinoid treatments for post-traumatic stress disorder;

WHEREAS, Service Provider and Customer are parties to that certain (i) Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), pursuant to which Service Provider desires to sell and assign to Customer, and Customer desires to purchase and assume from Service Provider, the rights and obligations of Service Provider to the Purchased Assets and the Assumed Liabilities (as such terms are defined in the Purchase Agreement), subject to the terms and conditions set forth therein, (ii) Promissory Note, dated as of even date herewith (the “Promissory Note”), by Allied Corp., a Nevada corporation, in favor of Service Provider, and (iii) Tactical Relief, LLC, an affiliate of Customer (“Tactical Relief”) has entered into a Land Lease, dated as of even date herewith (the “Land Lease”), pursuant to which Service Provider desires to lease to Tactical Relief, and Tactical Relief desires to lease from Service Provider, certain unimproved real property generally located at 13435 Apex Harbor Lane, North Las Vegas, 89124 (APN 103-13-010-037) in Clark County, State of Nevada (the “Premises”), subject to the terms and conditions set forth therein;

WHEREAS, Customer intends to acquire certain equipment (the “Equipment”) and to construct an approximately 9,000 sq. ft. Xtreme modular unit facility on the Premises (the “Facility”) for the cultivation, production, distribution of cannabis; and

WHEREAS, Customer desires to retain Service Provider to operate and manage the Facility and Equipment and perform all cannabis cultivation, production, and distribution activities on the Premises that Service Provider determines, in its commercially reasonable discretion, to be prudent (collectively, the “Services”), and Service Provider is willing to perform the Services under the terms and conditions hereinafter set forth.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Customer agree as follows:

1. Services.  Customer hereby engages Services Provider, and Service Provider hereby accepts such engagement and agrees, upon the terms and conditions set forth herein, to perform the Services, subject to the commercially reasonable direction and guidance of Customer consistent with an independent contractor relationship, and pursuant to the terms and conditions set forth herein.  Prior to the Closing (as defined in the Purchase Agreement), the Service Provider will provide oversight and supervision in connection with data reporting through the State of Nevada inventory tracking and compliance system (METRC – Marijuana Enforcement Tracking Reporting & Compliance) in accordance with the State of Nevada Cannabis Compliance regulations.  From and after the Closing, Customer shall assume all responsibility for managing its data reporting through the State of Nevada inventory tracking and compliance system in accordance with the State of Nevada Cannabis Compliance regulations.

2. Service Provider Obligations. Service Provider shall:

2.1 Designate employees or contractors that it determines to be capable of filling the following positions:

(a) A primary contact to act as its authorized representative with respect to all matters pertaining to this Agreement (the “Service Provider Contract Manager”).

(b) A number of employees or contractors that it deems sufficient to perform the Services (collectively, with the Service Provider Contract Manager, “Provider Representatives”).

2.2 Make no changes in Provider Representatives except:

(a) Following notice to Customer; or

(b) Upon the resignation, termination, death or disability of an existing Provider Representative following notice to Customer.

2.3 Maintain complete and accurate records relating to the provision of the Services under this Agreement. During the term of this Agreement, upon Customer’s written request, Service Provider shall allow Customer or Customer’s representative to inspect and make copies of such records in connection with the provision of the Services; provided that Customer provides Service Provider with at least five (5) business days advance written notice of the planned inspection, and any such inspection shall take place during regular business hours and at the sole cost and expense of Customer.

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3. Customer Obligations.  Customer shall:

3.1 Designate one of its employees or agents to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the “Customer Contract Manager”), with such designation to remain in force unless and until a successor Customer Contract Manager is appointed.

3.2 Require that the Customer Contract Manager respond promptly to any reasonable requests from Service Provider for instructions, information, or approvals required by Service Provider to provide the Services.

3.3 Cooperate with Service Provider in its performance of the Services, including purchasing all Materials in consultation with and through Service Provider, and provide access to the Premises, the Facility, and Customer’s employees, contractors, and Equipment as required to enable Service Provider to provide the Services.

3.4 Take all steps necessary, including obtaining any required licenses or consents, to prevent Customer-caused delays in Service Provider’s provision of the Services.

4. Fees and Expenses.

4.1 In consideration of the provision of the Services by Service Provider and the rights granted to Customer under this Agreement, Customer shall pay the expense reimbursements set forth in this Section 4:

(a) Customer shall advance to Service Provider the amount set forth on Exhibit A attached hereto, which amount reflects the funds that Service Provider will need to commence the provision of the Services.  Such amounts shall be advanced by Customer to Service Provider promptly following Customer’s receipt of a written invoice from Service Provider.  In the event the amounts set forth on Exhibit A are insufficient to enable Service Provider to commence the provision of the Services, then Customer and Service Provider agree to work together, acting reasonably and in good faith, to amend Exhibit A to address any shortfall.  Any funds remaining will be applied by Service Provider to offset amounts subsequently incurred by Service Provider and subject to reimbursement by Customer.

(b) Customer shall reimburse Service Provider, at Service Provider’s actual cost, for all (i) employee wages, independent contractor fees, and other labor costs (including any employment or similar taxes or withholdings associated therewith) (collectively, “Labor”) and (ii) materials, products, packaging, machinery, equipment, and third-party services (collectively, the “Materials”) reasonably necessary for the provision of the Services.

4.2 Service Provider shall issue invoices to Customer monthly in arrears for its fees for Labor and Materials for the immediately preceding month, together with a detailed breakdown of any expenses for such month incurred in accordance with Section 4.4.  To the extent reasonably practicable without impacting any preferred pricing or terms available to Service Provider through bulk purchases, Service Provider will cause suppliers and vendors to invoice Customer directly for Customer’s Labor and Materials.  For the avoidance of doubt, Customer shall be solely responsible for its own costs, including Customer’s labor, utilities, starting materials, nutrients, and packaging.

4.3 Customer agrees to reimburse Service Provider for all actual, documented, and reasonable travel and out-of-pocket expenses incurred by Service Provider in connection with the performance of the Services, including the cost of any insurance policies that Service Provider elects to maintain in connection therewith.

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4.4 Customer shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Customer hereunder.  Any such taxes, duties, and charges currently assessed or which may be assessed in the future, that are applicable to the Services are for Customer’s account, and Customer hereby agrees to pay such taxes; provided, that in no event shall Customer pay or be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, or gross receipts.

4.5 Customer shall pay any and all properly invoiced amounts due to Service Provider upon Customer’s receipt of such invoice.  All payments hereunder shall be in US dollars and made by check or wire transfer.  Except for invoiced payments that Customer has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate of 10% per month and (b) the highest rate permissible under applicable law, calculated daily and compounded monthly.  Customer shall also reimburse Service Provider for all costs incurred in collecting any late payments, including, without limitation, reasonable attorneys’ fees. In addition to all other remedies available under this Agreement or at law (which Service Provider does not waive by the exercise of any rights hereunder), Service Provider shall be entitled to suspend the provision of any Services if Customer fails to pay any amounts when due hereunder and such failure continues for five (5) days following written notice thereof.

5. Limited Warranty and Limitation of Liability.

5.1 Service Provider warrants that it shall perform the Services:

(a) In accordance with the terms and subject to the conditions set out in this Agreement.

(b) Using personnel of industry standard skill, experience, and qualifications.

(c) In a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services.

5.2 Service Provider’s sole and exclusive liability and Customer’s sole and exclusive remedy for breach of this warranty shall be as follows:

(a) Service Provider shall use reasonable commercial efforts to promptly cure any such breach; provided, that if Service Provider fails to cure such breach within thirty (30) days following written notice from Customer, or if a cure is not reasonably possible within such thirty (30) day period, if Service Provider fails to commence to cure within thirty (30) days following written notice from Customer and to continue such cure diligently to completion, Customer may, at its option, terminate the Agreement upon written notice to Service Provider.

(b) The foregoing remedy shall not be available unless Customer provides written notice of such breach within thirty (30) days after delivery of such Service or Deliverable to Customer.

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5.3  SERVICE PROVIDER MAKES NO WARRANTIES EXCEPT FOR THAT PROVIDED IN SECTION 5.1 ABOVE.  ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

6. Intellectual Property.

6.1 Customer grants to Service Provider a non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free license to use Customer’s trade names, trademarks, logos and service marks (collectively “Marks”) in connection with Service Provider’s performance of the Services.  Except as specifically provided in this Agreement, nothing in this Agreement shall confer upon Service Provider any right, title, or interest in any of the Marks or goodwill of Customer.  Customer hereby represents that it is the sole owner of or has secured sufficient rights to use all of its Marks licensed to Service Provider herein.  Service Provider agrees that it shall cease using Customer’s Marks immediately upon Customer’s written request, and in no event shall the license granted in this Section 6.1 survive the term of this Agreement.

6.2 Except for the Marks or any Confidential Information (as defined below) of Customer, all intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product, phenotypes, and other materials that are delivered to Customer under this Agreement or prepared by or on behalf of Service Provider in the course of performing the Services (collectively, the “Deliverables”) shall be owned by Service Provider.  Service Provider hereby grants Customer a license to use all Intellectual Property Rights in the Deliverables free of additional charge and on a non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free basis to the extent necessary to enable Customer to make reasonable use of the Deliverables and the Services in connection with the operation of the Facility.  Customer agrees that it shall cease using the Intellectual Property Rights immediately upon Service Provider’s written request, and in no event shall the license granted in this Section 6.2 survive the term of this Agreement.

7. Confidentiality.

7.1 From time to time during the term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”), non-public, proprietary, and confidential information of Disclosing Party that, by its very nature, constitutes information of a type that any reasonable business person would conclude was intended by the Disclosing Party to be treated as proprietary, confidential, or private, regardless of whether such information was marked or identified as proprietary, confidential, or private, (“Confidential Information”); provided, however, that Confidential Information does not include any information that:  (a) is or becomes generally available to the public other than as a result of Receiving Party’s breach of this Section 7; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party’s possession prior to Disclosing Party’s disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information.

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7.2  The Receiving Party shall:  (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Group (as defined below) who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.  For purposes of this Section 7 only, Receiving Party’s Group shall mean the Receiving Party, the Receiving Party’s Affiliates (as defined below) and their employees, officers, directors, members, managers, partners, agents, independent contractors, service providers, subcontractors, attorneys, accountants, and financial advisors.  “Affiliate” of a Party means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party.  For purposes of this Agreement, (a) the term “Affiliate” means, with respect to any Person (as defined below), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (b) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (c) the term “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

7.3 If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party’s sole cost and expense, a protective order or other remedy.

8. Non-Solicitation.

8.1 During the term of this Agreement and for a period of twelve (12) months thereafter, neither Party shall, directly or indirectly, in any manner solicit or induce for employment any person who performed any work under this Agreement who is then in the employ of the other Party.  A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this Section 8.1, and the hiring of any employee or independent contractor who freely responds thereto shall not be a breach of this Section 8.1.

8.2If either Party breaches Section 8.1, the breaching Party shall, on demand, pay to the non-breaching Party a sum equal to one year’s basic salary or the annual fee that was payable by the claiming Party to that employee, worker, or independent contractor plus the recruitment costs incurred by the non-breaching Party in replacing such person.

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9. Contingencies; Term, Termination.

9.1 This Agreement shall automatically commence upon the later of the date on which (a) those certain Notices of Transfer of Interests pending before the State of Nevada Cannabis Compliance Board (“CBB”) filed by Econevada LLC, a Nevada limited liability company, in favor of Service Provider are approved, (b) those certain Notices of Transfer of Interests pending before the CBB filed by Phenofarm NV LLC, a Nevada limited liability company, in favor of Service Provider are approved, and (c) all inspections and approvals of the Equipment, the Facility, and the Premises by the State of Nevada, including the CCB, have been satisfied, and all approvals required in connection with Service Provider’s provision of the Services have been obtained from the State of Nevada, including the CCB, each as determined by Service provider in its commercially reasonable discretion.  Thereafter, this Agreement shall continue until terminated pursuant to the terms of this Section 9 or as otherwise expressly permitted under this Agreement.

9.2 Either Party may terminate this Agreement for convenience effective upon sixty (60) days’ written notice to the other Party.

9.3 Either Party may terminate this Agreement, effective upon written notice to the other Party, following the occurrence of any of the following events:

(i) the other Party shall commence any proceeding or any other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;

(ii) the other Party shall admit in writing its inability to pay its debts as they mature in any petition or pleading in connection with any such proceeding;

(iii) the other Party shall apply for, or consent to or acquiesce in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets and property;

(iv) the other Party shall make a general assignment for the benefit of creditors; or

(v) the other Party shall admit in writing its inability to pay its debts as they mature;

(vi) the other Party is dissolved or liquidated or takes any company action for such purpose;

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(vii) if any proceedings are involuntarily commenced or any other action is taken against the other Party in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the other Party or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for ninety (90) days undismissed, unbounded and undischarged;

(viii) any enforcement action is commenced against Service Provider, Customer, or any of their respective Affiliates or employees that affects, or would reasonably be expected to impair, the businesses or operations of Service Provider or Customer (including but not limited to the Services to be performed hereunder); or

(ix) any change or revocation of state or local law, regulation, or licensing that has the effect of prohibiting or materially restricting the legal operation of the Facility and/or the performance of the Services.

9.4 Service Provider may terminate this Agreement, effective upon written notice to Customer, if:

(a) Customer fails to pay any amount when due hereunder (i) and such failure continues for ten (10) days after Customer’s receipt of written notice of nonpayment or (ii) more than two (2) times during any consecutive twelve (12) month period; or

(b) Customer or its Affiliate has (A) defaulted under the Purchase Agreement, the Promissory Note, or the Land Lease, (B) failed to cure such breach (if applicable), and (C) Service Provider is entitled to terminate the Purchase Agreement, the Promissory Note, or the Land Lease, as the case may be, in accordance with the terms of the respective agreement.

9.5 Upon termination of this Agreement, (a) Customer shall (i) immediately return to Service Provider all Service Provider property and all other records and materials (in whatever form) in Customer’s possession or control that are related to, and/or were produced by or on behalf of Service Provider in connection with, this Agreement and the performance of the Services and (ii) within thirty (30) days after the date of termination, pay to Service Provider all fees and other amounts outlined under Section 4 that had been earned but which remain unpaid as of the date of termination, and (b) Service Provider shall immediately return to Customer all Customer property and all other Customer records and materials (in whatever form) in Service Provider’s possession or control that are related to, and/or were produced by or on behalf of Customer in connection with, this Agreement and the performance of the Services.

9.6 The rights and obligations of the Parties set forth in Section 7 (Confidentiality), Section 8 (Non-Solicitation) Section 10 (Indemnification), Section 11 (Limitation of Liability), and Section 13 (Miscellaneous), and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination of this Agreement, will survive any such termination of this Agreement.

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10. Indemnification.

10.1 Service Provider shall defend, indemnify, and hold harmless Customer and Customer’s Affiliates and their officers, directors, employees, agents, successors, and permitted assigns (each, a “Customer Indemnitee”) from and against all Losses (as defined below) arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) arising out of or resulting from bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or grossly negligent acts or omissions of Service Provider. For purposes of this Agreement, “Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

10.2 Customer shall defend, indemnify, and hold harmless Service Provider and Service Provider’s Affiliates and their officers, directors, employees, agents, successors, and assigns (each, a “Service Provider Indemnitee”) from and against all Losses arising out of or resulting from any third-party Action arising out of or resulting from:

(a) bodily injury, death of any person, or damage to real or tangible, personal property resulting from the grossly negligent or willful acts or omissions of Customer;

(b) Customer’s and Customer’s Affiliates’ activities and operations at the Facility or otherwise in relation to use of the Licenses; and

(c) Service Provider’s use of any Customer Marks or any instruction, information, designs, specifications, or other materials provided by Customer to Service Provider.

10.3 The Party seeking indemnification hereunder shall promptly notify the indemnifying Party in writing of any Action and cooperate with the indemnifying Party at the indemnifying Party’s sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of the indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified Party’s failure to perform any obligations under this Section 10.3 shall not relieve the indemnifying Party of its obligations under this Section 10.3 except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense.

11. Limitation of Liability.

11.1 IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE TO CUSTOMER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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11.2 IN NO EVENT SHALL SERVICE PROVIDER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER PURSUANT TO THIS AGREEMENT IN THE THREE (3) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12. Insurance. During the term of this Agreement and for a period of twelve (12) months thereafter, Customer (to the extent it has employees or business at the Premises) and Service Provider shall, each at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect, including (a) commercial general liability insurance in a sum no less than $1,000,000 and (b) worker’s compensation and employer’s liability insurance as required by the laws of the State of Nevada with financially sound and reputable insurers. Upon request by a Party, the other Party shall provide the requesting Party with a certificate of insurance evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name the other Party as an additional insured. Each Party shall provide thirty (30) days’ advance written notice to the other Party in the event of a cancellation or material change in the notifying Party’s insurance policy. Except where prohibited by law, each Party shall require its insurer to waive all rights of subrogation against the other Party and its insurers.

13. Miscellaneous.

13.1  Non-Exclusivity.  Service Provider retains the right to perform the same or similar type of services on behalf of itself, its Affiliates, or third parties during the term of this Agreement and thereafter.

13.2  Recitals; Entire Agreement.  The recitals are an integral part of this Agreement and are incorporated into this Agreement as if fully set forth herein.  This Agreement, including and together with any related exhibits, schedules, attachments, appendices, and the Purchase Agreement, the Promissory Note, and the Land Lease constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

13.3  Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.3:

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If to Service Provider:	Marapharm Las Vegas LLC 102-1561 Sutherland Ave., Kelowna, BC Canada, V1Y 5Y7 Attn: Erik Anderson, Managing Member Email: eanderson@fiorecannabis.com with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P. 3883 Howard Hughes Pkwy #1100 Las Vegas, NV 89169 Attn: Charles E. Gianelloni, Esq. Email:

If to Customer:	Allied Corp. 201 – 1405 St Paul St. Kelowna, British Columbia Canada V1Y 2E9 Attn: Calum Hughes, Chief Executive Officer Email: calum@allied.health with a copy (which shall not constitute notice) to:

Cutler Law Group, P.C. 6575 West Loop South, Suite 500 Bellaire, TX 77401 Attn: M. Richard Cutler Email:

13.4 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.5 Amendments. No amendment to or modification of or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized representative of each Party.

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13.6 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.7 Assignment. Customer shall not assign, transfer, delegate or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Service Provider, which consent shall not be unreasonably withheld, conditioned, or delayed. Upon prior written notice to Service Provider, Customer shall have the right but not the obligation to assign this Agreement to an entity that it controls or is controlled by without the consent of Service Provider. Any purported assignment or delegation in violation of this Section 13.7 shall be null and void. No assignment or delegation shall relieve Customer of any of its obligations under this Agreement. Service Provider may assign any of its rights or delegate any of its obligations to any Affiliate or to any person acquiring all or substantially all of Service Provider’s assets without Customer’s consent.

13.8 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

13.9 Relationship of the Parties. The relationship between the Parties is that of independent contractors. The details of the method and manner for performance of the Services by Service Provider shall be under its own control, Customer being interested only in the results thereof. The Service Provider shall be solely responsible for supervising, controlling and directing the details and manner of the completion of the Services and all other activities with respect to the Licenses. Nothing in this Agreement shall give Customer the right to instruct, supervise, control, or direct the details and manner of the completion of the Services or activities with respect to the Licenses. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

13.10 No Third-Party Beneficiaries. Subject to the next sentence, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate Customer Indemnitees and the Service Provider Indemnitees as third-party beneficiaries of Section 10 (Indemnification) with the right to enforce such section.

13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

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13.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the county of Clark, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

13.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.14 Force Majeure.

(a) No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of Customer to make payments to Service Provider hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, explosion, epidemic, or pandemic; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) other similar events beyond the reasonable control of the Impacted Party.

(b) The Impacted Party shall give notice within five (5) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of sixty (60) consecutive days following written notice given by it under this Section 25, the other Party may thereafter terminate this Agreement upon written notice.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 13.3, a signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature(s) on following page(s)]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Execution Date by their respective duly authorized representatives.

SERVICE PROVIDER:

MARAPHARM LAS VEGAS LLC, a Nevada limited liability company

By:	/s/ Erik Anderson
Name:	Erik Anderson
Title:	Manager

CUSTOMER:
ALLIED US PRODUCTS, LLC, a Nevada limited liability company
By:	/s/ Calum Hughes
Name:	Calum Hughes
Title:

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EXHIBIT A

SUMMARY OF FUNDS TO BE ADVANCED BY CUSTOMER

[to be attached]

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